GARCIA LABOR'S TEMPORARY CONTRACT EMPLOYEES AT ABX AIR INVESTIGATED

WILMINGTON, OH -- January 26, 2005 - ABX Air, Inc., (OTC:ABXA.OB) reported today that it is cooperating fully with an investigation by the U.S. Department of Justice ("DOJ") with respect to Garcia Labor Co., Inc., a temporary employment agency based in Memphis, Tennessee, and ABX Air's use of contract employees that were being supplied to it by Garcia. It is believed that the investigation relates to Garcia's employment of persons who Garcia then places as temporary workers with various companies including ABX Air. The investigation centers on the immigration status of the Garcia employees and ABX Air's use of those employees.

ABX Air periodically supplements its cargo sorting workforce with contract (temporary) employees in its operations in Wilmington, Ohio and at its hub operation in Allentown, Pennsylvania. The majority of these contract workers were provided to ABX Air by Garcia Labor.

The Company has replaced those contract workers for which Garcia Labor was unable to provide satisfactory documentation. "The process of replacing these contract employees on short notice negatively impacted our sort operations in Wilmington for a few days, but we were able to minimize the disruption by temporarily re-assigning some of our employees to assist in the sort operation while we replaced these contract workers," stated Joe Hete, President & CEO. "Our full and part-time employees have done an excellent job at mitigating the impact of this temporary reduction in staffing levels."

ABX Air, Inc. is a cargo airline with a fleet of 116 in-service aircraft that operates out of Wilmington, Ohio, and eighteen hubs throughout the United States. ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, which was acquired by DHL Worldwide Express B.V. In addition to providing airlift capacity and sort center staffing to DHL Express, ABX provides charter and maintenance services to a diverse group of customers. With over 7,800 employees, ABX is the largest employer in a several county area in southwestern Ohio.

www.abxair.com

-- 0 --

Transmitted on Business Wire at 5:34 p.m. EST on January 26, 2005.